Exhibit 99.3

NOT FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals Announces Changes to Medical Development Organization

WALTHAM, Mass., March 4, 2020 – AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today announced changes to its medical development organization. Effective March 31, 2020, Julie Krop, M.D., Executive Vice President and Chief Medical Officer, will be leaving the Company. As AMAG initiates a search for a permanent Chief Medical Officer, the Board of Directors and management will continue to work closely with the medical development organization on key priorities, including working with the U.S. Food and Drug Administration (FDA) to find a path to retain patient and provider access to Makena® and advancing the ciraparantag and AMAG-423 clinical development programs.

“Tenured leadership across our medical development organization has helped us achieve our most recent regulatory approvals and the team remains focused on supporting our portfolio of products to address unmet medical needs,” said William Heiden, AMAG’s President and Chief Executive Officer. “We appreciate all the contributions that Dr. Krop has made to our organization and wish her well in her future endeavors.”

Over the past several years, AMAG has built out a fully integrated development organization to support the Company’s pipeline of development-stage products. The Company will leverage the team’s expertise and experience across clinical operations, medical affairs, biostatistics, regulatory affairs and pharmacovigilance as it works with the FDA to retain patient access to Makena and advance the ciraparantag and AMAG-423 clinical development programs.

Additionally, former board member Lesley Russell, MBChB, MRCP will provide further, interim expertise as Clinical Consultant, effective immediately. Dr. Russell has three decades of experience in clinical development and regulatory affairs, and will advise the company during the transition to a new CMO.

ABOUT AMAG

AMAG is a pharmaceutical company focused on bringing innovative products to patients with unmet medical needs. The company does this by leveraging its development and commercial expertise to invest in and grow its pharmaceutical products across a range of therapeutic areas. For additional company information, please visit www.amagpharma.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking information about AMAG Pharmaceuticals, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others: AMAG’s expectations for the leadership transition, including the planned timing for the search for a new chief medical officer; expectations that AMAG’s Board of Directors, remaining management team and Dr. Russell will continue to work with the company’s medical development organization on the company’s key priorities during the search for a new chief medical officer and successfully support AMAG’s products; AMAG’s expectations regarding continued patient and provider access to Makena and the advancement of its clinical development programs for ciraparantag and AMAG-423; and expectations and beliefs regarding AMAG’s ability to successfully achieve benefits from its leadership transition plan, including managing the search for and transition to a new chief medical officer, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, risks that the FDA will withdraw approval of Makena in line with the recommendation of the Advisory Committee; that the FDA could take other adverse action related to Makena given the findings and recommendation of the Advisory Committee; that AMAG may not be able to generate additional efficacy data that will be satisfactory to the FDA (if the FDA permits AMAG to submit additional data to support or as a condition to the continued commercialization of Makena); that healthcare providers may be reluctant to continue to prescribe the Makena auto-injector or the FDA may require that the Makena label include information on the PROLONG study, restrictions to the current indication or the insertion of new warnings or precautions; that AMAG is unlikely generate sufficient cash to satisfy its debt obligations and could face challenges undertaking fundraising, restructuring or strategic transactions in order to meet these obligations, including under convertible notes due June 1, 2022; that AMAG will be significantly dependent on sales of Feraheme to support its ongoing operations, including its development pipeline, and Feraheme could face increased competition in the near term, including as a result of the recent approval of Monoferric® or if Sandoz’s ANDA is approved; that AMAG will face difficulties or delays in appointing a chief executive officer to succeed Mr. Heiden or a chief medical officer to succeed Dr. Krop or otherwise be unable to successfully execute its leadership transition plan; that AMAG will not be able to identify or effect any transaction to divest Intrarosa or Vyleesi in the expected timeframe, or at all, or that any transaction will be on terms that are favorable to AMAG or that yield any value for its shareholders; that the anticipated benefits of such a divestiture, including anticipated expense reductions, will not be realized at expected levels, or at all; that AMAG may be unable to gain approval of its product candidates, including AMAG-423 and ciraparantag, on a timely basis, or at all; that such approvals, if obtained, will include unanticipated restrictions or warnings and that the costs and time investments for AMAG’s development efforts will be higher than anticipated, or that AMAG has over-estimated the market and potential revenues for its products and product candidates, if approved, including AMAG-423 and ciraparantag; that AMAG will be unable to successfully identify and enter into partnerships with out-licensees for its product candidates in ex-U.S. territories, which could delay the commercialization of those product candidates in certain geographies, as well as those risks identified in AMAG’s filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2018, its Quarterly Report on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, and subsequent filings with the SEC (including its upcoming Annual Report on Form 10-K for the year ended December 31, 2019), which are available at the SEC’s website at www.sec.gov. Any such risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals®, the logo and designs, are registered trademarks of AMAG Pharmaceuticals, Inc. Makena® is a registered trademark of AMAG Pharma USA, Inc.

AMAG CONTACTS:

Investors:
Linda Lennox

908-627-3424

Media:
Sarah Connors

(781) 296-0722

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